Exhibit 99.1
News Release

For Immediate Release
December 13, 2010	For Further Information Contact Georgr Lancaster, Hines 713/966-7676 george.lancaster@hines.com

HINES REIT’s 2100 POWELL AWARDED LEED® GOLD CERTIFICATION

(SAN FRANCISCO) – The San Francisco office of Hines, the international real estate firm, announced today that 2100 Powell has received Gold certification under the U.S. Green Building Council’s LEED® rating system for Existing Buildings (EB).

With an ENERGY STAR rating of 91, 2100 Powell is 44 percent more energy efficient and annually saves $2.27 per square foot in energy costs when compared to the average U.S. office building.  This translates to estimated annual greenhouse gas reductions equivalent to removing 413 passenger vehicles from the road.

Acquired by Hines REIT in 2006, 2100 Powell is a 345,982-square-foot, 16-story office building located along Emeryville’s waterfront.  Designed by Korth Sunseri Hagey Architects and completed in 2001, this trophy tower offers views of the San Francisco skyline, Bay Bridge, Golden Gate Bridge, Berkeley and the Oakland Hills.

Hines Vice President, George Clever said, “LEED certification of 2100 Powell is an important part of our marketing and leasing efforts and further demonstrates our commitment to utilizing green strategies to achieve high-performance buildings.  These efforts, in conjunction with our on-site team of property management professionals, enable Hines to ensure efficient operations and provide our tenants with the highest quality of services.”

Bill Nork, senior vice president and manager of Cornish & Carey Commercial Newmark Knight Frank’s Emeryville and Oakland Offices said, “LEED certification is taking on greater importance to tenants both large and small as controlling expenses, especially energy related costs, is a key metric in selecting office space.  From the corporate perspective, companies are also striving to minimize their overall carbon footprint, and leasing in a LEED certified building demonstrates company leadership in this effort.  I think there will come a time where corporate real estate departments won’t rent in a building that doesn’t have LEED certification.”

Hines undertook numerous sustainability measures including: more than 71 percent monthly landfill diversion through recycling; composting and e-waste disposal; a high-performance green cleaning program; a 21 percent reduction in indoor potable water use; comprehensive commissioning; the installation of low-mercury lamps; use of lighting occupancy sensors; the installation of MERV-13 air filters to provide cleaner indoor air; providing alternative transportation options for commuters;  and 100 percent participation in Hines’ GREEN OFFICE for Tenants program, designed to enhance tenant space.

2100 Powell is leased to a roster of tenants and subtenants that includes: Oracle America, Inc.; Novartis Vaccines & Diagnostics, Inc.; Onyx Pharmaceuticals, Inc.; MedAmerica, Inc.; Kaiser Foundation Health Plan, Inc.; Art.com, Inc.; and The Travel Store.  2100 Powell also has available blocks of space to accommodate tenants from 24,000–115,000 square feet.  Visit www.hines-norcal.com for more information.

Hines is one of the most sustainable real estate companies in the world.  In 2010 Hines was recognized by the EPA, for the third time, with the ENERGY STAR Sustained Excellence Award; Hines manages 153 labelled buildings, representing more than 77 million square feet, in the ENERGY STAR program.  Twelve Hines development or redevelopment projects, representing more than six million square feet, have been designated as Designed to Earn the ENERGY STAR.

Hines is also a leader in the U.S. Green Building Council’s programs, with 202 projects, representing more than 107 million square feet that have been certified, pre-certified or registered under the various LEED® rating systems.  Hines was a founding member of the German Sustainable Building Council and the Russian Green Building Council, and is active in the Green Building Council Brasil, the Green Building Council España, the Green Building Council Italia, the Indian Green Building Council, the BRE Environmental Assessment Method program in the United Kingdom and the Haute Qualité Environnementale program in France.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The firm’s historical and current portfolio of projects that are underway, completed, acquired and managed for third parties includes 1,119 properties representing more than 457 million square feet of office, residential, mixed-use, industrial, hotel, medical and sports facilities, as well as large, master-planned communities and land developments. With offices in 100 cities in 17 countries, and controlled assets valued at approximately $23 billion, Hines is one of the largest real estate organizations in the world. Visit www.hines.com for more information.  To learn more about sustainability at Hines, visit www.hines.com/sustainability.